Exhibit 99.1

Lynn J. Davis to Chair Flexsteel’s Board

DUBUQUE, Iowa--(BUSINESS WIRE)--December 14, 2011--At the December 12, 2011 Board of Directors meeting of Flexsteel Industries, Inc., Lynn J. Davis, a member of the Board of Directors since 1999, was elected Chairman of the Board. He replaces retiring Chairman, L. Bruce Boylen, who was named Chairman of the Board in 2000. Mr. Davis serves on the Audit and Ethics Committee and has served on the Nominating and Compensation Committee.

Mr. Davis was President and Chief Operating Officer of ADC Telecommunications, a leading manufacturer of hardware, software and services to broadband communication providers worldwide, retiring in 2001. He was a founding partner of Tate Capital Partners in Minneapolis, a private equity firm. Mr. Davis most recently served as President & C.O.O. for August Technology, a leading supplier of inspection equipment to the semiconductor fabrication industry.

“Flexsteel has been very fortunate in the leadership provided by Mr. Boylen,” said Ronald J. Klosterman, Flexsteel’s President and C.E.O. “Mr. Boylen’s operational background and experiences at Fleetwood Enterprises, where he served as Vice President of Operations, have been intensely useful.”

“Mr. Davis’ 28 years with ADC, as well as his subsequent employment, spanned a large range of executive positions. His extensive background in manufacturing, operations and acquisitions, and his enthusiasm, are great assets for us,” said Ronald J. Klosterman, Flexsteel’s President and C.E.O. “We are looking forward to his leadership.”

Flexsteel Industries Inc. (NASDAQ: FLXS) is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel designs, manufactures, imports and markets quality upholstered and wood furniture for the residential, recreational vehicle, office, hospitality and health care markets. For more information on Flexsteel, please visit www.flexsteel.com.

CONTACT:
Flexsteel Industries, Inc.
Timothy E. Hall, 563-585-8392
Chief Financial Officer